Exhibit 32.1

CERTIFICATE OF

PRINCIPAL EXECUTIVE OFFICER

OF

NITRO PETROLEUM INCORPORATED

I, Larry Wise, President and Chief Executive Officer of Nitro Petroleum Incorporated (the “Company”), hereby certifies that, to the best of my knowledge, the quarterly report of the Company on Form 10-Q for the quarter ended July 31, 2009 (the “Report”):

a.	complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
b.

the information contained in the Report fairly presents, in all material respects, the financial condition of the Company at July 31, 2009, and the results of the Company’s operations for the quarter ended July 31, 2009.

Date: September 18, 2009	/s/Larry Wise
Larry Wise
President and Chief Executive Officer